Employment Agreement (the "Agreement") dated as of January 23,
1997, by and between SYNETIC, INC., a Delaware corporation (the "Company"), and David M. Margulies, M.D. ("Executive").

                  WHEREAS, the Company, Synternet Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company, CareAgents, Inc., a Massachusetts corporation ("CareAgents"), and certain shareholders of CareAgents have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the Company will purchase (the "Purchase") all of the issued and outstanding capital stock of CareAgents; and

                  WHEREAS, in connection with the Purchase, the parties desire to enter into this Agreement, to be effective upon the Closing (as defined in the Merger Agreement);

                  NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, the parties agree as follows:

         1.       Effectiveness of Agreement and Employment of Executive.

                  1.1. Effectiveness of Agreement. This Agreement shall become effective as of the Closing Date (as defined in the Merger Agreement). In the event that the Closing is not consummated, this Agreement shall be null and void.

                  1.2. Employment by the Company. The Company hereby employs Executive and Executive hereby accepts such employment with the Company. The Executive shall report to, and perform such duties and services for the Company, CareAgents and their respective subsidiaries and affiliates (CareAgents and such subsidiaries and affiliates collectively, "Affiliates"), and at such locations as may be designated from time to time by, the Chief Executive Officer or the Board of Directors of the Company (the "Board"), or the designee of either thereof (it being understood that any change in location following the Closing Date shall be requested by the Chief Executive Officer of the Company or the Board, or the designee of either thereof, in good faith and for a valid business purpose). Without limiting the generality of the foregoing, Executive hereby acknowledges that the Company may from time to time pursue acquisitions of other companies which may result in changes in the duties and responsibilities assigned to the Executive. Executive shall use his best and most diligent efforts to promote the interests of the Company and the Affiliates, and shall conform to established business policies of the Company. The Executive shall devote all of his business time and attention to his employment under this Agreement.

                  1.3. Confidentiality. (a) Executive understands and acknowledges that in the course of his employment, he will have access to and will learn information proprietary to the Company and its Affiliates that concerns the operation and methodology of the Company and its Affiliates, including, without limitation, business plans, financial information, protocols, proposals, manuals, clinical procedures and guidelines, scientific data, computer source codes, programs, software, knowhow and specifications, copyrights, trade secrets, market information, Developments (as hereinafter defined), data and customer information (collectively, "Proprietary Information"). Executive agrees that, at all times (including following termination of the Employment Period (as hereinafter defined)), he will keep confidential and will not disclose directly or indirectly any such Proprietary Information to any third party, except as required to fulfill his duties hereunder, and will not misuse, misappropriate or exploit such Proprietary Information in any way. The restrictions contained herein shall not apply to any information which Executive can demonstrate by written record (a) was already available to the public at the time of disclosure, or subsequently become available to the public, otherwise than by breach of this Agreement, or (b) was the subject of a court order to disclose. Upon any termination of the Employment Period, Executive shall immediately return to the Company all copies of any Proprietary Information in his possession.

                  (b) Executive agrees that at any time during the Employment Period or thereafter, the Executive shall not make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company, its Affiliates or any of their respective officers, employees, products or services.

                  1.4. Restrictions on Solicitation. During the period beginning on the Closing Date and ending on the second anniversary of the date of cessation of the employment of the Executive for any reason whatsoever, Executive shall not, directly or indirectly, without the prior written approval of the Company, solicit or contact any customer, or any prospective customer with whom the Executive has had contact during the Employment Period, of the Company or any of the Affiliates for any commercial pursuit that could be reasonably construed to be in competition with the Company or any of the Affiliates, or that is contemplated from time to time by the Company's or CareAgents's business plan, or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Company or any of the Affiliates, or induce, or attempt to induce, any employees, agents or consultants of or to the Company or any of the Affiliates to do anything from which Executive is restricted by reason of this Agreement nor shall Executive, directly or indirectly, offer or aid others to offer employment to or interfere or attempt to interfere with any employees, agents or consultants of the Company or any of the Affiliates.

                  1.5. Restrictions on Competitive Employment. During the period beginning on the Closing Date and ending on the second anniversary (first anniversary in the case of a termination by the Company without Cause or a termination by the Company pursuant to Section 4.1 below) of the date of cessation of the employment of Executive for any reason whatsoever, Executive shall not (as principal, agent, employee, consultant or otherwise), anywhere in the United States, Canada or Europe, directly or indirectly, without the prior written approval of the Company, engage in activities for, or render services to (including, without limitation, computer programming, data entry, sales or product development), any firm or business (i) engaged in direct or indirect competition with CareAgents, (ii) conducting a business of the type and character engaged in by CareAgents (or contemplated by the Company's or CareAgents's business plan),
(iii) developing products or services competitive with those of CareAgents or
(iv) conducting any other business in which the Company or any of its Affiliates is then engaged if Executive has engaged in activities for such business of the Company or such Affiliates or obtained Proprietary Information with respect thereto (all of the businesses in clauses (i), (ii), (iii) and (iv) collectively, "Competitive Business"). Notwithstanding the foregoing, Executive may have an interest consisting of publicly traded securities constituting less than 1 percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as he is not employed by and does not consult with, or become a director of or otherwise engage in any activities for, such company. Notwithstanding anything contained in this Section 1, Executive agrees that Executive shall not, at any time during the period beginning on the Closing Date and ending on the second anniversary of the date of cessation of the Employment Period for any reason whatsoever, deliberately take any action which (a) would interfere with any contractual or customer relationships of the Company or its Affiliates, or any relationship with the employees of, or vendors or contractors to, the Company or its Affiliates, (b) would result in a diminution of business to the Company or its Affiliates or (c) is otherwise detrimental to the best interests of the Company or its Affiliates.

                  1.6. Extension of Restricted Period. The period during which the Executive is subject to the restrictions contained in Section 1.4 and 1.5 shall be extended by the length of any period during which Executive is in breach of such restrictions.

                  1.7. Assignment of Developments. All Developments that are at any time made, conceived or suggested by Executive, whether acting alone or in conjunction with others, during or as a result of Executive's employment under this Agreement or any prior employment with the Company or the Affiliates, shall be the sole and absolute property of the Company and the Affiliates, free of any reserved or other rights of any kind on Executive's part. During Executive's employment and, if such Developments were made, conceived or suggested by Executive during or as a result of Executive's employment under this Agreement or any prior employment with the Company or the Affiliates, thereafter, Executive shall promptly make full disclosure of any such Developments to the Company and, at the Company's cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company and the Affiliates of Executive's right and title, if any, to such Developments. For purposes of this Agreement, the term "Developments" shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts, and ideas, whether or not patentable, relating to the present or planned activities, or future activities of which Executive is aware, or the products and services of the Company or any of the Affiliates.

                  1.8. Disclosure of Information. During the Employment Period, Executive shall use his best efforts to disclose to the Chairman of the Board or the Chief Executive Officer of the Company any bona fide information known by him that would have any material negative impact on the Company or an Affiliate.

                  1.9. Remedies. Executive acknowledges and agrees that damages for a breach or threatened breach of any of the covenants set forth in this
Section 1 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages in connection therewith and the remedies described in the Escrow Agreement (as defined below), may seek specific enforcement of any such covenant in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction.

         2.       Compensation and Benefits.

                  2.1. Salary. The Company shall pay Executive for services during the Employment Period a base salary at the annual rate of $175,000. Any and all increases to Executive's base salary shall be determined by the Board in its sole discretion. Such base salary shall be payable in equal installments, no less frequently than monthly, pursuant to the Company's customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.

                  2.2. Benefits. During the Employment Period, Executive shall be entitled to participate, on the same basis and at the same level as other similarly situated employees of the Company, in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof.

                  2.3. Expenses. Pursuant to the Company's customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly and reasonably incurred by him on behalf of the Company or its Affiliates in the performance of his duties hereunder.

         3.       Employment Period.

                  Executive's employment under this Agreement shall commence as of the Closing Date, and shall terminate on the fifth anniversary thereof (the "Employment Period"), unless terminated earlier pursuant to Section 4. Unless written notice of either party's desire to terminate the Employment Period has been given to the other party prior to the expiration of the Employment Period (or any one-month renewal thereof contemplated by this sentence), the Employment Period shall be automatically renewed for successive one-month periods.

         4.       Termination.

                  4.1. Termination by the Company During First Six Months. The Employment Period may be terminated by the Company at any time during the six-month period commencing on the Closing Date, if the Company determines in its reasonable discretion that the performance, action or behavior of Executive is incompatible with or disruptive to the ongoing or future operations and business needs of the Company or any of its Affiliates. Upon such a termination, the Company shall have no obligation to Executive other than the payment of Executive's earned and unpaid compensation to the effective date of such termination. Executive hereby acknowledges that such a termination would result in a "Termination Event" for purposes of the Escrow Agreement dated as of January 23, 1997, among the Executive, David H. Carney, Habib Khoury, Karen J. Destefano, Mark A. Pearl, the Company and United States Trust Company of New York, as escrow agent (the "Escrow Agreement"), which would have the consequences set forth therein. Executive hereby further acknowledges that such a termination will not be deemed to be a termination without "cause" for purposes of the Option Agreement (as defined below) or any other employee benefit plan or program of the Company or any of its Affiliates.

                  4.2. Termination by the Company for Cause. (a) The Employment Period may be terminated at any time by the Company for Cause. Upon such a termination, the Company shall have no obligation to Executive other than the payment of Executive's earned and unpaid compensation to the effective date of such termination. Executive hereby acknowledges that such a termination would result in a "Termination Event" for purposes of the Escrow Agreement, which would have the consequences set forth therein.

                  (b) For purposes of this Agreement, the term "Cause" shall mean any of the following:

                           1. A willful failure of Executive to perform his duties in any material respect which failure is not cured by Executive within 10 days following written notice from the Company detailing such failure (other than any such failure resulting from a Permanent Disability (as hereinafter defined) of Executive);

                           2. Any willful misconduct by Executive relating, directly or indirectly, to the Company or any of its Affiliates, or any breach by Executive of any material policy of the Company or any of its Affiliates, as reasonably determined by the Board, which breach, if susceptible to cure, is not cured by Executive within 10 days following written notice from the Company detailing such breach;

                           3. Any breach by Executive of any material provision contained in Sections 1.2, 1.3, 1.4, 1.5, 1.7 and 1.8 of this Agreement, as reasonably determined by the Board; or

                           4. Any willful violation by Executive of any federal or state law or regulation applicable to the business of the Company or any of its Affiliates, or Executive's commission of a common law fraud or conviction of a felony or crime involving moral turpitude.

                  4.3. Permanent Disability. If during the Employment Period,
(i) Executive shall become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position for a period in excess of 90 consecutive days or more than 120 days in any consecutive 12 month period, or (ii) a duly licensed physician selected by the Company with the reasonable approval of Executive determines that Executive is mentally or physically disabled so as to be unable to perform regularly the duties of his position and such condition is expected to be of a permanent duration (a "Permanent Disability"), then the Company shall have the right to terminate the Employment Period upon written notice to Executive. Upon a request by the Company, Executive will submit to a medical examination to determine whether Executive is Permanently Disabled. Upon such a termination, the Company shall have no obligation to Executive other than (i) the payment of Executive's earned and unpaid compensation to the effective date of such termination and
(ii) as provided in the Option Agreement.

                  4.4. Death. The Employment Period shall be deemed terminated by the Company upon the death of Executive and the Company shall have no obligation to Executive or Executive's estate other than (i) the payment of Executive's earned and unpaid compensation to the effective date of such termination and (ii) as provided in the Option Agreement.

                  4.5. Resignation by the Executive. If the Executive terminates his employment during the Employment Period for any reason, the Company shall have no obligation to Executive other than the payment of Executive's earned and unpaid compensation to the effective date of such termination. Executive hereby acknowledges that such a termination would result in a "Termination Event" for purposes of the Escrow Agreement, which would have the consequences set forth therein.

                  4.6. Termination by the Company Without Cause. The Employment Period may be terminated at any time by the Company without Cause. If the Company terminates the Employment Period without Cause, the Company shall have no obligation to Executive other than other than (i) the payment of Executive's earned and unpaid compensation to the effective date of such termination and
(ii) as provided in the Option Agreement.

                  4.7. Liquidated Damages. Executive acknowledges that any payments or benefits under Section 4.6 resulting from a termination of the Employment Period by the Company without Cause are in lieu of any and all claims that the Executive may have against the Company other than benefits under the Company's employee benefit plans that by their terms survive termination of employment and benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and represent liquidated damages (and not a penalty). The Company may request that the Executive confirm such acknowledgement in writing prior to the receipt of such benefits.

                  4.8 Board Representation. If the Employment Period is terminated for any reason prior to the appointment of Executive to the Board pursuant to Section 4.04 of the Merger Agreement, the Company's obligations under such Section 4.04 shall become null and void.

         5.       Options.

                  5.1. New Option Grant. Executive has been granted an option (the "New Option") under the Parent Option Plan (as defined in the Merger Agreement) to purchase shares of the Company's common stock, par value $.01 per share, on the terms and conditions specified in the Stock Option Agreement (the "Option Agreement") attached hereto as Exhibit A ("Exhibit A").

                  6. Notices. Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

                  (a)      if to the Company:

                           Synetic, Inc.
                           River Drive Center 2
                           669 River Drive
                           Elmwood Park, New Jersey  07407-1361
                           Telecopier No.:  (201) 703-3401
                           Attention.:  General Counsel


                  (b)      if to the Executive:

                           David M. Margulies, M.D.
                           59 Pine Ridge Road
                           Newton, MA 02168

Any notice shall be deemed given when actually delivered to such address, or two days after such notice has been mailed or sent by Federal Express, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

                  7.   Miscellaneous.

                  7.1. Entire Agreement. This Agreement, Exhibit A and the Escrow Agreement contain the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior agreements and understandings between the parties with respect to such subject matter.

                  7.2. Amendment; Waiver. This Agreement may not be amended, supplemented, cancelled or discharged, except by written instrument executed by the party affected thereby. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

                  7.3. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties. The Company may assign its rights and obligations under this Agreement to any of its Affiliates without the consent of the Executive. Executive's rights or obligations under this Agreement may not be assigned by Executive, except that the rights specified in Section 4.3 shall pass upon the Executive's death to Executive's executor or administrator.

                  7.4. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  7.5. Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of New York applicable to contracts executed and to be wholly performed within such State. Each party hereto (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted and heard exclusively in any New York federal or state court in New York City, (ii) waives any objection that such party may now or hereafter have to the laying of venue of any such legal suit, action or proceeding and (iii) irrevocably submits to the exclusive jurisdiction of any such court in any such legal suit, action or proceeding.

                  7.6. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

                  7.7. Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.


                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                                  SYNETIC, INC.


                                                  By:
                                                     --------------------------
                                                      Name:
                                                      Title:


                                                  EXECUTIVE


                                                  -----------------------------